Exhibit 99.1

Ocean Power Technologies Announces Election of New Director

Pennington, NJ – October 10, 2014 -- Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”), a leading wave energy technology company, today announced that Dean J. Glover was duly elected to the Company’s Board of Directors at the Company’s Annual Meeting of Stockholders held on October 2, 2014. In addition, Seymour S. Preston III retired from the Board of Directors effective with the Annual Meeting.

Mr. Glover is currently an independent consultant providing consulting services to clients in the energy sector. Mr. Glover previously served as Senior Vice President and President of the Products Division of Global Power Equipment Group, Inc. Mr. Glover has extensive international experience having lived in various international locations for most of his career. Mr. Glover has over 20 years of commercial and technical experience in the power industry. Prior to his position at Global Power Equipment Group, Mr. Glover spent 13 years with General Electric in various managerial and technical roles. Mr. Glover holds a Bachelors Degree in Mechanical Engineering from the University of Nebraska and an M.B.A. from the Kellogg Graduate School of Management, Northwestern University.

"We are very pleased to announce Dean’s addition to our Board of Directors," said Terence J. Cryan, Chairman of the Board of OPT. "He brings strong experience in the energy technology industry. His background in this area, as well as his significant managerial, commercial and technical experience, will serve the Company well as we move forward. We are particularly pleased that Dean’s experience in technology development and process improvement will strengthen our ability to advance our technology as we progress toward commercialization. We also wish Seymour S. Preston III well in his future endeavors.”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies, Inc. (Nasdaq:OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a long track record in the advancement of wave energy with a proprietary PowerBuoy® system based on modular, ocean-going buoys that capture and convert predictable wave energy into electricity and has conducted periodic ocean testing since 1997.

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Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact: Ocean Power Technologies, Inc. Mark A. Featherstone, Chief Financial Officer	Telephone: +1 609 730 0400